UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2005
HECHINGER LIQUIDATION TRUST
(Exact name of registrant as specified in its charter)

Delaware	000-50160	52-7230151
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 East Gude Drive, Suite 206,
Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 301-838-4311

ITEM 8.01. Other Events
     Hechinger Liquidation Trust (the “Liquidation Trust”) is pursuing an adversary proceeding known as the “Bondholder Action” against Fleet Retail Finance Inc. (“Fleet Retail”) and General Electric Credit Corp. (“GECC”). In March 2004, following a non-jury trial held in October 2003, the United States District Court for the District of Delaware (the “District Court”) issued an opinion and order (collectively, “the Decision”), directing the entry of judgment in favor of Fleet Retail and GECC. The Liquidation Trust appealed the Decision in April 2004, and the United States Court of Appeals for the Third Circuit (the “Court of Appeals”) heard oral argument in June 2005. On July 29, 2005, the Court of Appeals issued its Opinion affirming the March 2004 Decision. The Liquidation Trust is in the process of reviewing the Opinion of the Court of Appeals in the Bondholder Action, and determining its response thereto.
     The Liquidation Trust is also pursuing an adversary proceeding known as the “Committee Action” against Fleet Retail, GECC, and others. On July 19, 2005, following oral argument completed during January 2005, the District Court issued a memorandum opinion and order on pending summary judgment motions (collectively, the “Summary Judgment Decision”), dismissing the Liquidation Trust’s claims against Fleet Retail, GECC, and certain other defendants in the Committee Action. The Liquidation Trust has filed a motion with the District Court for reconsideration of the Summary Judgment Decision, including the dismissal of certain of the Liquidation Trust’s claims against Fleet Retail and GECC.
     Pursuant to a stipulation between the Liquidation Trust and Fleet Retail, the Liquidation Trust had previously established a Fleet Reserve totaling $11.0 million. The stipulation, filed as Exhibit 99.4 of the Liquidation Trust’s Form 10 Filing dated January 28, 2003, contains provisions pursuant to which Fleet Retail may seek reimbursement of certain legal fees and expenses in the event of certain outcomes in proceedings by the Liquidation Trust against Fleet Retail, including the ultimate resolution of the Committee Action and the Bondholder Action in favor of Fleet Retail.
     In the event the Committee Action and/or the Bondholder Action are ultimately resolved in favor of Fleet Retail (by a final, non-appealable order or settlement approved by the Bankruptcy Court), then Fleet Retail may seek immediate reimbursement of the reasonable legal fees and expenses incurred by Fleet Retail in defense of the Action or Actions ultimately resolved in favor of Fleet Retail, up to the $11.0 million balance of the Fleet Reserve. Such reimbursement cannot be demanded until the appeal period has passed, and is subject to review by the Bankruptcy Court.
     There can be no assurance of the outcome of any action the Liquidation Trust may take to obtain a reversal of the Opinion of the Court of Appeals in the Bondholder Action, or the Summary Judgment Decision in the Committee Action.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HECHINGER LIQUIDATION TRUST

Date: August 4, 2005	By: /s/ Conrad F. Hocking
Name: Conrad F. Hocking
Title: Liquidation Trustee